Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 1, 2021, by and between Expro Americas, LLC, a Delaware limited liability company (the “Company”), Expro Group Holdings N.V., (f/k/a Frank’s International, N.V.), a limited liability company organized under the laws of the Netherlands (“Parent”), and Michael Jardon (“Executive”) and supersedes in its entirety that certain Executive Employment Agreement dated as of March 25, 2011 between the Company and Executive (the “Prior Agreement”). The “Effective Date” of this Agreement shall be the Closing Date, as such term is defined in that certain Agreement and Plan of Merger by and among Parent, New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Merger Sub”), and Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Expro”), dated March 10, 2021 (the “Merger Agreement”).

WHEREAS, Executive served as the Chief Executive Officer of the Company prior to the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, as of the Closing, as such term is defined in the Merger Agreement, Expro merged into Merger Sub, with Merger Sub surviving, and Parent’s name was changed to Expro Group Holdings N.V.;

WHEREAS, effective as of the Closing, the Company wishes to continue to employ Executive as President and Chief Executive Officer on the terms hereunder and, as of the Closing, Executive wishes to continue to work as President and Chief Executive Officer on the terms hereunder; and

WHEREAS, the Company and Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows

1. Employment. The Company agrees to employ Executive, and Executive hereby accepts such employment, upon the terms and subject to the conditions set forth herein, for a period commencing on the Effective Date and ending on the date that this Agreement is terminated in accordance with Section 6 below (such date, the “Termination Date,” and the period commencing on the Effective Date and ending on the Termination Date, the “Employment Term”).

2. Position; Duties. During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company and Parent and shall serve as a member of the board of directors of Parent (the “Board”). As the Company’s and Parent’s President and Chief Executive Officer, Executive shall report to the Board and shall have such duties and authorities as are customary to such position and as otherwise assigned from time to time by the Board, which duties and authorities may involve providing services to Parent, the Company and their respective direct and indirect subsidiaries (collectively, the “Company Group”). During the Employment Term, Executive agrees to devote Executive’s full business time and Executive’s reasonable best efforts to the performance of Executive’s duties to the Company Group. The foregoing shall not be construed to prohibit Executive from engaging in activities relating to serving on civic and charitable boards or committees, and managing personal investments, provided that such activities do not significantly interfere or conflict with the performance by Executive of Executive’s duties, responsibilities, or authorities hereunder.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive an initial base salary at the annualized rate of $1,000,000, less applicable taxes and withholdings and payable in regular installments in accordance with the Company’s usual payment practices but no less frequently than monthly. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary is subject to annual review by the Board and may be increased at the discretion of the Board based on Executive’s performance; provided, however, that the Company may decrease Executive’s Base Salary as part of a general reduction in the salaries or the target annual bonus opportunities of all or substantially all of the senior executives of the Company, which reduction affects Executive in substantially the same manner as such general reduction affects the other senior executives of the Company (any such reduction, an “Across-the-Company Reduction”). An Across-the-Company Reduction shall not constitute a breach hereunder.

(b) Annual Incentive Compensation. During the Employment Term, Executive shall be eligible to receive an annual cash bonus based on performance objectives established by the Board or the Compensation Committee of the Board (the “Committee”) in its discretion each year (the “Annual Bonus”). Executive’s target Annual Bonus amount will be the percentage of Base Salary designated as the target by the Committee, which amount shall be 125% of the Base Salary then in effect (the “Target Annual Bonus”); provided, however, for the 2021 calendar year, Executive will be eligible to receive a pro rata Annual Bonus for the portion of the 2021 calendar year that Executive is employed hereunder following the Closing Date, calculated based on actual performance, as determined by the Board or the Committee in its discretion (the “2021 Annual Bonus”). The Target Annual Bonus is subject to annual review by the Board and may be increased at the discretion of the Board based on Executive’s performance; provided, however, that the Board or the Employer may decrease Executive’s Target Annual Bonus as part of an Across-the-Company Reduction. Notwithstanding the preceding: (i) Executive’s actual Annual Bonus for any year, if any, may be below (including zero), at, or above the Target Annual Bonus, based upon the achievement of the performance objectives; and (ii) subject to Section 6 below, no Annual Bonus, if any, nor any portion thereof, shall be payable for any year unless Executive remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid.

(c) Long-Term Incentive Compensation. Following the Effective Date, and subject to approval by the Board or the Committee, in lieu of a grant for the 2022 calendar year, Executive will be eligible to receive a long-term equity based incentive compensation award from Parent pursuant to the Parent’s long-term incentive plan(s), subject to the terms thereof (an “LTI Award”), with a grant date target value of approximately $3,500,000. In addition to the foregoing LTI Award, and subject to approval by the Board or the Committee, Executive will be eligible to receive a one-time LTI award as an initial retention award associated with the Closing with a grant date target value of approximately $1,475,000. Parent expects that both of the LTI Awards described in this Section 3(c) will consist 40% of time-based restricted stock units and 60% of performance-based restricted stock units, in each case, generally subject to Executive’s continued employment with the Company or its affiliates through the relevant vesting dates and the terms and conditions of the applicable award agreements. For purposes of clarity and for the avoidance of doubt, Parent does not expect Executive to be eligible to receive an LTI Award for the 2022 calendar year. Beginning in 2023, Executive shall be eligible to receive annual LTI Awards, as determined by the Board or the Committee in its sole discretion.

4. Employee Benefits; Business Expenses. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company who work in the same principal office as Executive, in each case to the extent that Executive is eligible under the terms of such plans or programs; provided, however, the Company shall not, by reason of the foregoing sentence, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company senior executives generally. Subject to Section 12(i), during the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or reimbursed by the Company in accordance with Company policies.

5. Vacation. During the Employment Term, Executive shall be entitled to paid vacation time each calendar year (pro-rated for any partial year of service) in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives; provided, however, Executive shall not accrue less than five weeks of paid vacation time for each full calendar year that Executive is employed hereunder. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive and in accordance with any applicable Company policy, as in effect from time to time.

6. Termination. The Employment Term and Executive’s employment may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights to payment of compensation, severance, Employee Benefits and business expenses upon termination of employment with the Company; provided, however, that the treatment of any outstanding equity awards shall be determined in accordance with the terms of the Parent’s long-term incentive plan(s) under which such equity awards were granted and the applicable award agreements.

(a) By the Company for Cause; By Executive without Good Reason.

(i) The Employment Term and Executive’s employment may be terminated by the Company at any time for Cause and shall terminate automatically upon the effective date of Executive’s resignation without Good Reason (as defined below). As used herein, “Cause” means Executive: (a) has engaged in gross negligence, incompetence, or misconduct in the performance of Executive’s duties with respect to any member of the Company Group; (b) has failed to materially perform Executive’s duties and responsibilities to any member of the Company Group; (c) has breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by any member of the Company Group; (d) has engaged in conduct that is, or could reasonably expected to be, materially injurious to any member of the Company Group; (e) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to any member of the Company Group; or (f) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(ii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary accrued through the Termination Date, payable as soon as practicable following the Termination Date or as otherwise required by applicable law;

(B) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the Termination Date;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, which shall be paid in accordance with the terms of the applicable plans; and

(D) payment for accrued but unused paid vacation time existing as of the Termination Date; and

(E) (the amounts described in clauses (A) through (D) hereof, the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 6(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death. The Employment Term and Executive’s employment shall terminate automatically upon Executive’s death and may be terminated by the Company with Notice upon Executive’s Disability. “Disability” shall be deemed to have occurred if Executive has for 180 non-consecutive days in any 12-month period been disabled in a manner which has rendered Executive unable to perform the essential functions of Executive’s job duties, with or without reasonable accommodation. Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights. Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company without Cause; By Executive with Good Reason.

(i) The Employment Term and Executive’s employment may be terminated by the Company without Cause or by Executive with Good Reason.

(ii) As used herein, “Good Reason” means the occurrence of any of the following events: (a) a material reduction in Executive’s authority, duties, or responsibilities; (b) a material reduction in Executive’s Base Salary or Target Annual Bonus; (c) a change in the location of Executive’s principal place of employment by more than 50 miles from the Company’s principal office in Houston, Texas; or (d) a material breach by the Company of this Agreement. Notwithstanding the foregoing, any assertion by Executive of a termination of employment for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) the condition giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (2) Executive must provide Notice to the Company of such condition within 45 days of the initial existence of the condition; (3) the condition specified in such Notice must remain uncorrected for 30 days after receipt of such Notice by the Company; and (4) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such Notice. Furthermore, and notwithstanding anything herein to the contrary, in no event shall Good Reason be found as a result of: (x) a reduction in Executive’s Base Salary or Target Annual Bonus made in connection with an Across-the-Company Reduction; or (y) the removal of Executive as a member of the Board.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, in either event not on or within 24 months following a Change in Control (as defined below), Executive shall be entitled to receive the Accrued Rights and:

(A) payment of an amount equal to 2.0 times the sum of: (I) the highest Base Salary in effect for Executive during the six month period ending immediately prior to the Termination Date, and (II) the average of the Annual Bonuses actually received by Executive for the two years immediately preceding the year of termination (for the avoidance of doubt, (x) if two Annual Bonuses have not yet been paid to Executive under this Agreement as of the Termination Date, then Section 6(c)(iii)(A)(II) shall be deemed to refer to the Annual Bonus actually received by Executive for the year immediately preceding the year of termination (and in no event shall any bonuses paid to Executive prior to the Closing Date be taken into account for purposes of this Section 6(c)(iii)(A)(II)) and (y) if the 2021 Annual Bonus is included in this calculation pursuant to Section 6(c)(iii)(A)(II), then the 2021 Annual Bonus shall be annualized for purposes of Section 6(c)(iii)(A)(II) only); which payment shall be payable to Executive in ten substantially equal consecutive monthly installments payable on the last business day of each of the ten calendar months following the Termination Date; provided, however, that the first payment shall occur on the last business day of the calendar month in which the date that is 60 days after the Termination Date occurs (the “First Payment Date”) and shall include, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the last business day of each calendar month following the Termination Date, and each of the remaining installments shall be paid on the last business day of each calendar month during the remainder of such ten-month period;

(B) payment of any unpaid Annual Bonus for the year immediately preceding the year of termination, which shall be payable in a lump sum cash payment on the later of: (I) the date on which target annual bonuses for the year immediately preceding the year of termination are paid to similarly situated senior executives of the Company; or (II) the First Payment Date;

(C) a lump sum cash payment equal to $12,500 in consideration of the cost of health care continuation, payable on the First Payment Date; and

(D) reimbursement within 30 days following the Company’s receipt of a reimbursement request from Executive of up to $7,500 in outplacement assistance benefits procured by Executive within 12 months following the Termination Date, subject to Executive’s submission of requests for reimbursement on the form provided by the Company no later than 30 days after the end of the calendar year in which the expenses are incurred; provided, however, the Company reserves the right to provide outplacement assistance benefits through a vendor selected by the Company, with the Company providing payment to such vendor instead of providing reimbursement payments to Executive pursuant to this Section 6(c)(iii)(D).

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or Executive’s resignation with Good Reason not on or within 24 months following a Change in Control, except as set forth in this Section 6(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, in either event on or within 24 months following a Change in Control, Executive shall be entitled to receive the Accrued Rights and:

(A) payment of an amount equal to 3.0 times the sum of: (I) the highest Base Salary in effect for Executive during the six month period ending immediately prior to (x) the Termination Date or (y) the date of the Change in Control, whichever results in the greater amount (the “CIC Base Salary”), and (II) the product of (1) the highest target bonus percentage in place for Executive during the year in which the Termination Date occurs and (2) the CIC Base Salary; which payment shall be payable to Executive in ten substantially equal consecutive monthly installments payable on the last business day of each of the ten calendar months following the Termination Date; provided, however, that the first payment shall occur on the First Payment Date and shall include, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the last business day of each calendar month following the Termination Date, and each of the remaining installments shall be paid on the last business day of each calendar month during the remainder of such ten-month period;

(B) a pro-rata portion of the Target Annual Bonus that would have been earned for the year of termination, based on the days employed during such year, payable on the First Payment Date;

(C) a lump sum cash payment equal to $22,500 in consideration of the cost of health care continuation, payable on the First Payment Date; and

(D) accelerated vesting of any outstanding equity-based awards previously granted to Executive pursuant to the Company’s long-term incentive plan, with vesting of any such outstanding awards whose vesting is otherwise contingent upon performance metrics being based on the greater of (1) actual performance as of the Termination Date and (2) target performance at the 100% target payout level, with such awards being settled in accordance with the payment timing provisions of the applicable award agreement; and

(E) reimbursement within 30 days following the Company’s receipt of a reimbursement request from Executive of up to $15,000 in outplacement assistance benefits procured by Executive within 12 months following the Termination Date, subject to Executive’s submission of requests for reimbursement on the form provided by the Company no later than 30 days after the end of the calendar year in which the expenses are incurred; provided, however, the Company reserves the right to provide outplacement assistance benefits through a vendor selected by the Company, with the Company providing payment to such vendor instead of providing reimbursement payments to Executive pursuant to this Section 6(c)(iv)(D).

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or Executive’s resignation with Good Reason on or within 24 months following a Change in Control, except as set forth in this Section 6(c)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive any of the severance payments or benefits provided for in this Section 6 (excluding the Accrued Rights) that Executive execute and deliver to the Company within 21 days (or 45 days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so, a release of claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to any of the severance payments or benefits provided for in this Section 6 or any other claim that may first arise after the date the Release has been executed by Executive. The form of Release shall be provided to Executive within 5 days following the Termination Date. If the Release is not executed and returned to the Company within the time provided to do so, and the required revocation period has not fully expired without revocation of the Release by Executive, then Executive shall not be entitled to any portion of the severance payments or benefits provided for in this Section 6 (excluding the Accrued Rights).

(e) Further notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive any of the severance payments or benefits provided for by this Section 6 (excluding the Accrued Rights) that Executive continue to comply with the provisions of Sections 7 through 10 of this Agreement. In the event that the Company determines that Executive is eligible to receive any portion of the severance payments or benefits provided for by this Section 6 (excluding the Accrued Rights) but, after such determination, the Company subsequently acquires evidence or determines that Executive has failed to abide by any of the terms of Sections 7 through 10, then the Company shall have the right to cease the payment of any future installments of such severance payments or benefits and Executive shall promptly return to the Company all installments of such severance payments or benefits received by Executive prior to the date that the Company determines that the conditions of this Section 6(e) have been satisfied.

(f) Notice of Termination. Any termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 12(l) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(g) Termination and Offices Held. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive may then hold as an employee, officer or director of Parent, the Company and any other member of the Company Group. Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.

(h) Definitions. For purposes of this Section 6 (and as used in this Agreement), the following terms shall have the following meanings:

(i) “Change in Control” means the occurrence of any of the following events, excluding for the avoidance of doubt the transaction contemplated by the Merger Agreement:

(A) the consummation of an agreement to acquire, or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any Person of, 50% or more of either (x) the then outstanding shares of common stock of Parent (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Parent, (ii) any acquisition by Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent or (iv) any acquisition by any entity pursuant to a transaction that complies with clauses (i), (ii), and (iii) of paragraph (c) below;

(B) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(C) consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of Parent, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) the Outstanding Stock and Outstanding Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Parent, or all or substantially all of Parent’s assets either directly or through one or more subsidiaries), (ii) no Person (excluding any employee benefit plan (or related trust) of Parent or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of Parent that existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) approval by the stockholders of Parent of a complete liquidation or dissolution of Parent.

(ii) “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Board after the Effective Date and whose election or appointment by the Board or nomination for election by Parent’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

(iii) “Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust, or other entity; a Person, together with that Person’s affiliates and associates (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, provided that “registrant” as used in Rule 12b-2 shall mean Parent), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate, or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting, or disposing of securities of Parent with such Person, shall be deemed a single Person.

7. Confidentiality. In exchange for Executive’s promises made in this Agreement, the Company promises to provide to Executive, consistent with Executive’s position, access to certain information regarding the business and activities of the Company Group. Executive acknowledges that Executive will have access to Confidential Information (defined below), training, goodwill and Company Relationships (defined below) during the Employment Term, including Confidential Information and goodwill obtained by Executive concerning the business or affairs of the Company Group or that of its customers, suppliers, contractors, subcontractors, agents or representatives.

(a) As used in this Agreement, “Confidential Information” means any information about or belonging to the Company Group that has not been intentionally publicly disclosed by the Company Group, or information provided to the Company Group by its customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives which has not been intentionally publicly disclosed by these persons or entities, including information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company Group, and any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formula, data, technique, technology, know-how, secret or intellectual property right of or by any Company Group employee, Company Group customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, project reports, handling documentation, machinery and compositions, all financial data relating to the Company Group, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, renting, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronic or hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the aforementioned materials or processes.

(b) Executive recognizes that the Company Group has invested valuable time and resources to obtain and develop and protect the Company Group’s Confidential Information. Executive further recognizes that the Company Group has made significant investments of time and resources in establishing substantial relationships with the Company Group’s employees and Company Relationships, including existing and prospective customers, suppliers, contractors, sub-contractors, and other business relationships and developing the Company Group’s reputation and goodwill. The protection of Company goodwill, Confidential Information and Company Relationships is vital to the interests of the Company Group. Executive acknowledges that Confidential Information is confidential, proprietary, not known outside of the Company Group’s business, valuable, special and/or a unique asset of the Company Group which belongs to the Company Group and gives the Company Group a competitive advantage. If Confidential Information were disclosed to third parties or used by third parties and/or Executive, such disclosure or use would seriously and irreparably damage the Company Group and cause the loss of certain competitive advantages.

(c) Executive promises that Executive has not and will not disclose in any way, or use for Executive’s own benefit or for the benefit of anyone besides the Company Group, any Confidential Information. Executive acknowledges that this promise of non-disclosure and non-use continues indefinitely and specifically does not expire at the end of Executive’s employment with the Company. This Section 7(c) does not apply to or in any way restrict or impede Executive from any communications with government agencies as stated below, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

(d) While Executive is obligated to comply with all non-disclosure requirements in place with the Company Group’s customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, the obligations under this Agreement are broader and apply to any non-public information the Company Group or Executive receives from or has access to regarding these third parties, regardless of whether the Company Group is contractually obligated to a third party to keep such information confidential.

(e) Executive acknowledges and agrees that this Agreement is not intended to, nor does it, interfere with or restrain Executive’s right to report unlawful actions to the Securities and Exchange Commission or any other law enforcement or administrative agency, or to participate in any such agency’s investigation, or to engage in any whistleblower or other activity protected or required by law. Further, neither this Agreement nor any other agreement or policy of the Company shall impose civil or criminal liability under any trade secret law or otherwise prohibit Executive from the following disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his/her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order. Executive is not required to notify Company of these allowed reports or disclosures.

8. Intellectual Property. Executive assigns to the Company all right, title and interest Executive has or may acquire, or may have acquired, in and to any Intellectual Property that results or has resulted from Executive’s efforts, either alone or jointly with others, during the period of Executive’s employment with the Company or any other member of the Company Group. “Intellectual Property” means any and all inventions, discoveries, developments, innovations, processes, designs, methods, technologies, formulae, models, research and development, patents, patent applications, trade secrets and other Confidential Information and works of authorship (including copyrightable works, copyrights and copyright applications), and improvements to any of the foregoing that, either alone or jointly with others: (a) result from any work performed on behalf of the Company or another member of the Company Group, or from a research project suggested by the Company or another member of the Company Group; (b) relate in any way to the existing or contemplated business of the Company or another member of the Company Group; or (c) result from the use of the Company’s or another member of the Company Group’s time, material, employees or facilities. Executive acknowledges and agrees that any work Executive performs or has performed for the Company or any other member of the Company Group during employment that constitutes copyrightable subject matter shall be considered a “work made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). Executive hereby ratifies and otherwise transfers and assigns to the Company, and waives and agrees never to assert, any and all rights to claim authorship, rights to object to any modification or other moral rights that Executive may have in or with respect to any Intellectual Property and/or works made for hire, even after termination of Executive’s employment. Executive further agrees that if, in the course of providing services to the Company or any other member of the Company Group, Executive incorporates or has incorporated any intellectual property owned by Executive, the Company and the other members of the Company Group are hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide right and license to make, have made, copy, modify, use, distribute and sell such intellectual property or products incorporating such intellectual property of Executive. During and after Executive’s employment, Executive will assist and cooperate with the Company and with the other members of the Company Group for no additional compensation, but with the Company reimbursing any of Executive’s necessary out of pocket expenses, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Executive will complete and sign documents requested by the Company and any other member of the Company Group to acquire, transfer, maintain, perfect and enforce the Company’s and any other member of the Company Group’s rights to the Intellectual Property, including patent, copyright, trade secret and other protections for the Intellectual Property.

9. Non-Competition; Non-Solicitation. Executive acknowledges that the highly competitive nature of the Company’s business, Executive’s position with the Company, and the Confidential Information, Company Relationships, training, and goodwill provided to Executive during the Employment Term, including for the avoidance of doubt the Confidential Information, that the Company agrees to provide Executive during the Employment Term under Section 7, each support Executive’s promises not to compete with the Company, and not to solicit or interfere with the Company’s relationships with its customers and employees, as stated below in the rest of this Section 9, within the “Restricted Area,” which shall mean the geographic areas set forth on Exhibit A, during the “Restricted Period,” which includes the Employment Term through the date that is: (i) twenty-four (24) months following the date that Executive is no longer employed by the Company or any other member of the Company Group; or (ii) if Executive is terminated or resigns from employment in the manner and during the time period described in Section 6(c)(iv) above, thirty-six (36) months following the Termination Date; provided, however, in no event will the limitations described in Section 9(a) or 9(c) below apply to activities within that portion of the Restricted Area within the State of Louisiana for any period following the date that is twenty-four (24) months following the date that Executive is no longer employed by any member of the Company Group.

(a) During the Restricted Period and in or with respect to the Restricted Area, Executive will not engage in or carry on, directly or indirectly, a “Competing Business,” which means a business similar to and competitive with the business of the Company or any other member of the Company Group for which Executive performs services, including any business engaged in: (i) well construction, well intervention integrity, subsea well access, well flow management and production solutions similar to those divisions of the Company Group that engage in such activities, (ii) the business conducted by any other Company Group divisions in operation during the Employment Term for which Executive has direct or indirect responsibility, and (iii) any other business involving the Company Group’s current and planned (future) business, bids, projects, contracts, and Company Relationships. Accordingly, during the Restricted Period and in or with respect to the Restricted Area, Executive will not, directly or indirectly, own, manage, operate, join, become employed or engaged by, partner in, control, participate in, be connected with, loan money or sell or lease equipment or property to, or otherwise be affiliated with any Competing Business. The foregoing notwithstanding, Executive may own less than two percent (2%) of the outstanding stock of any class for a Competing Business which sells its stock on a national securities exchange and if Executive is not involved in the management of such Competing Business. Further, Competing Business and Restricted Area, as defined above, shall not include any geographic areas, services, or products of the Company Group in which Executive had no responsibility, no involvement, and about which Executive had no access to Confidential Information or Company Relationships, during the last twelve (12) months of Executive’s employment with the Company.

(b) During the Restricted Period and in the Restricted Area, Executive further agrees that Executive will not, directly or indirectly, interfere with the Company’s or any other member of the Company Group’s relationship with, solicit, or hire or otherwise encourage to change or leave their employment or contractor position with the Company or any other member of the Company Group, any person currently employed by or engaged as a contractor to the Company or any other member of the Company Group, and who was employed by or engaged by the Company or another member of the Company Group during Executive’s employment with the Company or any other member of the Company Group. This restriction shall not include any current or potential employee or contractor of the Company or any other member of the Company Group for whom Executive had no responsibility, no involvement, and about whom Executive had no access to Confidential Information during the period of Executive’s employment by the Company or any other member of the Company Group. This restriction does not apply to postings and advertisements regarding job opportunities which are made available to the public and are not directed specifically toward Company Group employees or contractors.

(c) During the Restricted Period and in the Restricted Area, Executive further agrees that Executive will not, directly or indirectly, solicit business of a similar nature to that provided by the Company or any other member of the Company Group from any customer of the Company or any other member of the Company Group, nor encourage or otherwise cause any current or potential customer, vendor or supplier of any member of the Company Group, including those for the Company Group’s current or planned (future) projects, bids, or contracts, to cease or materially change their current or potential business relationship with any member of the Company Group or otherwise attempt to interfere with these current or potential Company Relationships. For purposes of this Section 9(c), “current and potential customer, vendor or supplier” shall mean any entity or person with whom the Company or another member of the Company Group has been pursuing a business relationship during Executive’s employment with the Company or any other member of the Company Group, and any “potential business relationship” shall mean any relationship pursued by the Company or any other member of the Company Group during Executive’s employment with the Company or any other member of the Company Group, including any current or planned (future) bids, projects or contracts. All of these relationships in the aggregate are defined as “Company Relationships.” This restriction shall not include any Company Relationship for which Executive had no direct or indirect responsibility or involvement, and about which Executive had no access to Confidential Information during Executive’s employment with the Company or any other member of the Company Group.

(d) Executive acknowledges and understands that Executive’s promises in this Agreement restrict some of Executive’s actions during and after employment with the Company. However, Executive acknowledges and agrees that such restrictions are reasonable in all respects and necessary to protect the Company’s and the other members of the Company Group’s legitimate business interests. Executive understands and agrees that the restrictions in this Agreement shall continue beyond the termination of Executive’s employment, regardless of the reason for such termination.

(e) The duration of the Restricted Period shall be tolled and suspended for any period that Executive is in violation of these covenants, unless such tolling is disallowed under applicable law.

(f) The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed.

10. Non-Disparagement. Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, business practices, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section does not apply to or in any way restrict or impede Executive from any communications with government agencies as stated below, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7 through 10 would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any other remedies at law or equity, the Company and the other members of the Company Group, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Miscellaneous.

(a) Return of Property. Upon termination of employment and upon the Company’s request at any other time for any reason, Executive shall immediately return and deliver to the Company any and all documents and materials (including all electronically stored information) constituting or including Confidential Information and all Company Group property, including all equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or any other member of the Company Group relate to the Company Group’s business and which are in Executive’s possession, custody or control, whether prepared by Executive or others. If at any time after the date of such request, Executive determines that Executive has any documents or materials constituting or including Confidential Information or such other materials or property in Executive’s possession or control, Executive shall immediately return to the Company all such documents, materials, or property in Executive’s possession or control, including all copies and portions thereof.

(b) Survival. The provisions of Sections 6 through 11, and 12(a) and the provisions necessary to interpret such provisions shall survive the termination of this Agreement and continue thereafter.

(c) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. WITH RESPECT TO ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION, FORUM AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS, UNLESS ANOTHER FORUM OR VENUE IS REQUIRED BY LAW. THE PARTIES AGREE TO WAIVE A TRIAL BY JURY OF ANY OR ALL ISSUES ARISING UNDER OR CONNECTED WITH THIS AGREEMENT, AND CONSENT TO TRIAL BY THE JUDGE.

(d) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company upon and following the Effective Date. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with and any member of the Company Group, including the Prior Agreement; provided, however, that the terms of Section 7 through 10 shall be in addition to, and not in lieu of, any other confidentiality, intellectual property, non-competition, non-solicitation, non-disparagement or other restrictive covenants or obligations of Executive set forth in any other agreement between Executive and any member of the Company Group. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a Person which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person.

(h) Counterclaim; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to counterclaim and to seek recoupment of amounts owed by Executive to any member of the Company Group. Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to this Agreement by seeking other employment or otherwise, and such payments or benefits shall not be reduced by any compensation or benefits received as a result of employment by another employer or other endeavor.

(i) Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(i); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto or any tax imposed under Section 409A.

(j) Code Section 280G. If any payment or benefit in the nature of compensation made or provided to Executive in connection with a Change in Control or Executive’s employment with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement or otherwise, collectively, a “Payments”), would otherwise be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then Executive will be entitled to receive either (A) the full amount of the Payments, or (B) a portion of the Payments having a value equal to $1 less than three times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income and employment taxes and the Parachute Tax, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Payments. Any reduction made pursuant to this Section 12(j) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(k) Successors and Third-Party Beneficiaries; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In addition, each member of the Company Group that is not a signatory hereto shall be entitled to enforce Sections 7 through 10 and Section 12(a) above as if a party hereto. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 6), such amounts shall be paid to Executive’s beneficiary designated in a Notice provided to and accepted by the Company or, in the absence of such designation, to Executive’s estate.

(l) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Expro Americas, LLC

Attn: General Counsel

1311 Broadfield Blvd

Suite 400

Houston TX 77084

If to Parent, addressed to:

Expro Group Holdings N.V.

Attn: General Counsel

1311 Broadfield Blvd

Suite 400

Houston TX 77084

If to Executive, to the most recent address listed in the Company’s payroll records.

(m) Executive’s Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(n) Employment-At-Will. Executive acknowledges that Executive’s employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Section 6 above, Executive hereby agrees that the Board may dismiss Executive and terminate Executive’s employment at any time, with or without Cause. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(o) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation. This provision shall survive any termination of this Agreement.

(p) Indemnification. During the Employment Term, Executive shall be eligible to enter an indemnification agreement with the Company in the substantially same form as the indemnification agreement provided by the Company to similarly situated senior executives or directors from time to time. During the Employment Term, Executive shall further be eligible for coverage under any directors’ and officers’ liability insurance applicable to senior executives or directors of the Company as in effect from time to time; provided, however, the Company shall not, however, by reason of this Section 12(p), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such insurance.

(q) Withholding; Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(r) Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(s) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first set forth above, but to be effective as of the Effective Date.

EXPRO AMERICAS, LLC

/s/ John McAlister
By:	JOHN MCALISTER
Title:	Manager

EXPRO GROUP HOLDINGS N.V.

/s/ Michael C. Kearney
By:	MICHAEL C. KEARNEY
Title:	Chairman

EXECUTIVE

/s/ Michael Jardon
Name: MICHAEL JARDON

A-1

EXHIBIT A

The following cities: Houston, Texas; Odessa, Texas; Midland, Texas; Aberdeen, Scotland; London, England; Stavanger, Norway; Oslo, Norway; Dubai, United Arab Emirates; Kuala Lumpur, Malaysia; Singapore; and the geographic areas within a fifty (50)-mile radius of each of the foregoing cities.

The following parishes within the state of Louisiana: Iberia, Lafayette, and Terrebonne.